UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2019

ATN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

500 Cummings Center

Beverly, MA 01915
(Address of principal executive offices and zip code)

(978) 619-1300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ATNI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement

On July 31, 2019, Commnet Wireless, LLC (“Commnet”), a wholly owned subsidiary of ATN International, Inc. (the “Company”) entered into a  Network Build and Maintenance Agreement (the “Agreement”) with AT&T Mobility LLC (“AT&T”), pursuant to which Commnet will engineer, construct, commission, and  maintain a radio access network (“RAN”) for AT&T.

Pursuant to the Agreement and subject to certain conditions, Commnet will build a portion of AT&T’s network for AT&T’s commercial use and also in support of AT&T’s public/private partnership with the First Responder Network Authority (“FirstNet Authority”) in or near Commnet’s current operating area in the Southwestern United States. AT&T will be responsible for providing to Commnet the equipment and materials necessary for the construction of the RAN.  Pursuant to the Agreement and subject to certain limitations contained therein, all cell sites must be completed and accepted by AT&T within a specified period of time (the “Construction Period”).  Following acceptance of a cell site, AT&T will own the cell site and Commnet will assign to AT&T any third-party tower lease applicable to such cell site.

In connection with the Agreement, Commnet will also provide ongoing site maintenance, which will include performing required maintenance for antenna and radio systems, power plant, transmission networks, backup generator and battery systems, responding to service requirements generated by AT&T to perform repairs or resolve customer-related issues, and performing other cell site physical plant maintenance and repair.  Commnet will provide these maintenance services for an initial term ten years from the effective date of the Agreement, with five successive three-year renewal terms unless either party gives written notice of non-renewal. AT&T will pay Commnet an aggregate of approximately $167.5 million for construction and maintenance at a fixed amount per completed site, however, the Company expects to record the construction revenue portion of the contract over the Construction Period and the monthly maintenance over the initial term and any subsequent renewal terms  In addition to these payments, if the cell site is located on a communications tower owned by Commnet, AT&T will pay rent to Commnet pursuant to a separate lease agreement which has an initial term of eight years, with an option to renew for seven additional five-year terms.

The Agreement may be terminated at any time upon the mutual written consent of Commnet and AT&T.  In addition, AT&T may terminate the Agreement upon the occurrence of certain events, including failure to meet certain milestones or completion dates with respect to build, failure to meet certain quality metrics and SLAs with respect to the maintenance services, the declaration of a bankruptcy event by Commnet and breach of any other material terms of the Agreement.

Commnet has also agreed to provide AT&T with high capacity transport to and from these cell sites. AT&T will continue to use Commnet’s wholesale domestic wireless network for roaming services at a fixed rate per site during the build period until such time as the cell site is transferred to AT&T.

The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company intends to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2019, portions of which will be subject to a confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATN INTERNATIONAL, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: August 6, 2019

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